ISSUER FREE WRITING PROSPECTUS
Dated June 11, 2012
Filed Pursuant to Rule 433
Registration No. 333-181368

AMERICAN REALTY CAPITAL TRUST, INC.
FREE WRITING PROSPECTUS

American Realty Capital Trust, Inc. (the “Company”) filed a registration statement on Form S-3 (including a prospectus) with the SEC on May 11, 2012 and the registration statement became effective on May 11, 2012. This communication relates to such offering. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. The base prospectus, dated May 11, 2012, is available on the SEC Web site at

http://sec.gov/Archives/edgar/data/1410997/000114420412028152/v304866_s3asr.htm.

Alternatively, the Company or any dealer participating in the offering will arrange to send you the prospectus and/or supplements thereto if you request them by calling toll-free 1-646-937-6900.

Attached hereto is a copy of the Company’s June 2012 Presentation.

June 2012 NASDAQ: “ARCT” American Realty Capital Trust, Inc . NASDAQ: ARCT

June 2012 2 The data and other information described in these slides speaks as of the date of the slides or an earlier date indicated . Future performance may not be consistent with past performance, and is subject to change and inherent risks and uncertainties . This presentation contains certain statements that are the Company’s and its management’s hopes, intentions, beliefs, expectations, or projections of the future and might be considered to be forward - looking statements under Federal Securities laws . Prospective investors are cautioned that any such forward - looking statements are not guarantees of future performance, and involve risks and uncertainties . The Company’s actual future results may differ significantly from the matters discussed in these forward - looking statements, and we may not release revisions to these forward - looking statements to reflect changes after we’ve made the statements . Factors and risks that could cause actual results to differ materially from expectations are disclosed from time to time in greater detail in the Company’s filings with the Securities and Exchange Commission (the “SEC”) including, but not limited to, the Company’s Annual Report on Form 10 - K, Form 10 - K/A, and Company’s Quarterly Report on Form 10 - Q, as well as the Company press releases . Introductory Notes

June 2012 3 • Managed over $7 billion of successful real estate programs • Served on publicly - traded real estate companies • Experienced with net leased properties • Low leverage • Large unencumbered asset pool • Financial capacity • Revolver / liquidity Best - In - Class Portfolio • Corporate investment - grade tenants • Well - located, fully - occupied, “essential” real estate • Long - duration leases • Diversified by tenant, industry, geography ARCT Value Proposition Value Proposition “Durable, defensive dividends” Strong, Flexible Balance Sheet Experienced Senior Management Assemble and manage a high - quality, net lease real estate portfolio that generates durable income and the potential for asset appreciation, supported by a conservative capital structure and operated by a skilled management team

June 2012 4 Proven, Focused Business Plan High Quality Portfolio Conservative Capital Structure Overview of Recent Events

June 2012 5 Proven, Focused Business Plan Focused Strategy • Investment grade tenants • High relative risk - adjusted current returns • 100% occupancy rates • Low operating costs • Contractual same store rent growth • Low capital expenditures Risk Management • Tenant quality • Well - located properties, multiple reuses • Newer properties with modern amenities • Properties acquired at or below replacement cost • High land/residual value • Low leveraged, well - managed balance sheet Long Term Results • Stable operating performance • Growing distributions • Positioned for growth Investment Goals: Income, Growth, Value Creation Risk Management • Superior corporate tenant quality • Well - located, newer properties • Multiple real estate reuses • Buy at or below replacement cost • High land/residual value • Low leveraged, well - managed balance sheet • Comprehensive underwriting process

June 2012 6 Execution and Results Certainty of Income • Net leases • 100% occupied • 92% rated corporate tenants • 74% investment grade corporate tenants • Minimum operating expense exposure • 0.5% lease roll - over through 2017 • Fixed rate debt • Contractual rent increases, averaging 1.26% per year Sustainable Distributions • $0.70 per share annualized • Paid monthly • 8% distribution growth since inception • ~ 100% tax - deferral since inception Predictable, Sustainable Cash Flows

June 2012 7 Proven Management Team Nicholas S. Schorsch Chairman of the Board • Co - founder of ARCT • Former CEO of American Financial Realty Trust (NYSE: AFR) • Two - Time Ernst & Young Entrepreneur of the Year Brian D. Jones Chief Financial Officer • 22 years public REIT experience • 15 years real estate investment banking (Paine Webber, Morgan Stanley, Robert W. Baird) • 7 years public accounting (Coopers & Lybrand) • Certified Public Accountant since 1994 William M. Kahane Chief Executive Officer • Co - founder of ARCT • Former director, Catellus Development Corp. (NYSE: CDX) and American Financial Realty Trust (NYSE: AFR) • Former partner, Morgan Stanley Real Estate Demonstrated value creation, deep knowledge of the portfolio and superior public company and capital markets experience Internalized 100% of Operating Capabilities Asset Management Property Management Originations Accounting Legal Underwriting Financing Human Resources Capital Markets Investor Relations Due Diligence

June 2012 8 Alignment of Interests Between Shareholders and Sponsor Industry “Best Practices” align sponsor and shareholder interests Low Fees - Fees at bottom quartile of industry - Fees subordinated to distribution coverage Alignment of Sponsor Compensation - No internalization fee - Institutional “promote” structure - “Pay for performance” Speedy Profitable Exit - Listing without shareholder dilution from IPO - Raised capital, aggregated assets, and unlocked value all within 4 years of “effective” date Maximize Exit Alternatives - Homogenous portfolio - Low leverage balance sheet - No near - term capital needs -

June 2012 9 Potential Conflict Resolution External Responsibilities • Full - time dedicated management team • CEO with no competing responsibilities or conflicts Compensation • Incentive - based compensation, balancing earnings growth, long - term total shareholder return, and outperformance of peer group Growth Opportunities • Dedicated acquisition capabilities • Sponsor affiliates treated as potential competitors Chairman • No day - to - day operating responsibilities • Recused from matters of potential conflict Insider Ownership • Significant insider ownership Board of Directors • Continuity in board membership since inception • No overlap with sponsor boards with competing strategy Alignment of Interests Between Shareholders and Management Current structure and operating procedures effectively address potential conflicts of interest

June 2012 10 Accretive External Growth • Targeted $100 million in 12 months (beginning April 1, 2012) • Modeled 7.8% average (unlevered) capitalization rate • Assumes full - year impact of FFO (not timing - dependent) • Currently evaluating $300 - $400 million of acquisitions • Includes existing tenants’ names and potential new tenants • Targets average cap rate of approximately 8.3% (range 8.0% - 9.0%) • Designated 76% investment grade • Predominately off - market transactions » Conservative level of acquisitions forecast given past performance and current pipeline » 2012 estimated acquisitions will be funded without additional equity issuance Ample Opportunity for Accretive Growth Pipeline Guidance

June 2012 11 Proven, Focused Business Plan High Quality Portfolio Conservative Capital Structure Overview of Recent Events

June 2012 12 Portfolio Highlights Overview Portfolio Map Portfolio Overview • Primarily investment grade tenants • Broadly diversified portfolio by tenant, industry and geography • Very strong 100 % occupancy • Long remaining lease term of 13.3 years • New properties that average 5.3 years of age Note: Data as of May 4, 2012. Number of Properties 485 Total Square Feet 15.6 million Occupancy 100% Avg. Remaining Lease Term 13.3 years % Investment Grade 74.5% Number of Tenants 61 States 43 + Puerto Rico 2012 Annualized Rents $173 million

June 2012 13 Investment Grade Rated Tenant Focus Top 10 Tenants % Annual Rent Credit Rating 16.7% S&P: BBB 10.0% S&P: A 6.6% S&P: BBB+ 4.6% S&P: AA+ 3.5% S&P: BBB - 3.1% S&P: BBB+ (1) 2.7% S&P: BBB + 2.4% S&P: B 2.1% S&P: BB+ 2.1% S&P: A+ 53.8% Top 10 Tenants • Rated 100% • Investment Grade 89% Total Portfolio • Rated 92% • Investment Grade 74% Focus on “Main and Main” and strategic locations for investment grade tenants ensures stable cash flows. (1) On March 30, 2012, Bridgestone Corp. withdrew their corporate credit rating. At the time of the withdrawal, the ratings agency reaffirmed the company’s “BBB+” corporate credit rating with a stable outlook. Note: Data as of May 4, 2012.

June 2012 14 Diversified Portfolio Note: Data as of March 31, 2012. “Other” category includes those industries representing less than 2.0% of the Company’s GAAP rent. Tenant % of GAAP Rent Pharmacy 17.5% Freight 16.7% Specialty Retail 9.5% Healthcare 7.9% Retail Banking 6.5% Discount Retail 5.7% Government Services 5.6% Manufacturing 4.3% Restaurant 4.6% Auto Services 4.1% Consumer Products 3.4% Home Repair 2.7% Supermarket 2.5% Gas/Convenience 2.5% Auto Retail 1.6% Technology 1.5% Consumer Goods 1.1% Financial Services 1.1% Aerospace Defense 0.6% Telecommunications 0.6% Industry Diversification 20 Distinct Industries Pharmacy 17.5% Freight 16.7% Specialty Retail 9.5% Healthcare 7.9% Retail Banking 6.5% Discount Retail 5.7% Government Services 5.6% Manufacturing 4.3% Restaurant 4.6% Auto Services 4.1% Consumer Products 3.4% Home Repair 2.7% Supermarket 2.5% Other 6.5% Gas/Convenience 2.5%

June 2012 15 Property Type Geographic Diversification Diversified Portfolio Midwest 23.6% Southwest 13.1% Pacific Southwest 10.2% Pacific Northwest 0.8% Puerto Rico 0.5% Northeast 16.4% Mid-Atlantic 19.7% Southeast 15.7% Targeting 60% Retail Retail 54% Warehouse 37% Office 9%

June 2012 16 Historical Occupancy vs. Peer Group & US REITs High Portfolio Occupancy (1) Includes: Realty Income Corp., National Retail Properties, Inc., Entertainment Properties Trust, Lexington Realty Trust a nd CapLease, Inc. (2) Source: SNL Financial. (3) All data as of year - end except 2011 data, which is as of September 30, 2011 for th e Comps and U.S. REITs. (4) Ranges from 100% to 99.2% occupancy until 2018. See lease expiration schedule on following page. Effectively no lease expirations until 2018 (4) 100.0% 100.0% 100.0% 100.0% 96.7%96.0% 95.4% 97.1% 89.0% 87.1% 89.3% 87.5% 0.0% 20.0% 40.0% 60.0% 80.0% 100.0% 120.0% 2008 2009 2010 2011 ARCT Comps US REITS (1) (2) (3)

June 2012 17 Minimal lease expirations in next 10 years with an average remaining lease term of 13.3 years % of GAAP Rent Expiring (Annual and Cumulative) Negligible Near - Term Lease Expirations Lease Expiration Schedule 0.0% 0.0% 0.1% 0.0% 0.3% 0.1% 6.5% 4.5% 5.1% 11.3% 27.8% 0.0% 10.0% 20.0% 30.0% 40.0% 50.0% 2012 2013 2014 2015 2016 2017 2018 2019 2020 2021 Cumulative Lease Expirations

June 2012 18 5.6 4.3 6.8 5.3 20.2 0 5 10 15 20 25 Retail Distribution Office ARCT Total Comps Avg. Age (years) Recently Assembled Portfolio 5.3 year average age of ARCT portfolio vs. 20.2 years for peer group (1) (2) Portfolio Age vs. Peer Group Peer (1) Peer group includes: Realty Income Corp., National Retail Properties, Inc., Entertainment Properties Trust, Lexington Realty Trust and CapLease, Inc. Source: SNL (2) Excludes properties, primarily retail bank branches, constructed before 1972.

June 2012 19 Proven, Focused Business Plan High Quality Portfolio Conservative Capital Structure Overview of Recent Events

June 2012 20 Capital Strategy Highlights • Upgraded by major national rating agency from “Ba3” to “Ba2” with a stable outlook on April 5, 2012 • Adjusted rating of “Baa3 ” per credit opinion dated April 27, 2012 • Upgraded by major national rating agency from a “B+” with stable outlook to “BB” with stable outlook on June 8, 2012 • Maintain low overall leverage • Reduce secured borrowings • Utilize joint ventures sparingly • Design simple capital structure • Construct well - covered dividend Minimize cost of capital by maintaining a conservative, well - laddered balance sheet and strong credit ratings Capital Strategy Rating Agency Activity

June 2012 21 Conservative Capital Structure ($ and shares in 000,000's, except per share amounts) Shares outstanding 158.5 Price per share (as of April 30, 2012) $ 10.91 Equity Capitalization $ 1,729.0 Debt : Mortgage debt 511.9 Term loan 200.0 Revolving line of credit 195.1 Total Debt 907.0 Total Market Capitalization $ 2,636.0 66% 19% 8% 7% Equity Capitalization Mortgage Debt Term Loan Revolving Line of Credit Capital Structure Breakdown Capitalization Detail

June 2012 22 Well Laddered Debt Maturity Schedule $4 $32 $99 $185 $192 $174 0% 1% 5% 14% 27% 53% $ - $100 $200 $300 $400 $500 $600 2012 2013 2014 2015 2016 Thereafter Mortgages Term Loan $ in millions Limited near - term maturities and manageable laddering over time

June 2012 23 Low Average Cost of Debt 5.73% 4.05% 6.10% 5.92% 5.44% 5.35% 5.35% 5.27% 3.80% 4.30% 4.80% 5.30% 5.80% 6.30% Q2'10 Q3'10 Q4'10 Q1'11 Q2'11 Q3'11 Q4'11 Q1'12 Cost of debt driven down by market forces and prudent balance sheet management

June 2012 24 Proven, Focused Business Plan High Quality Portfolio Conservative Capital Structure Overview of Recent Events

June 2012 25 ARCT listed on NASDAQ on March 1, 2012 Non - traded offering closed July 2011 Aggregated best - in - class net lease portfolio (2008 to 2011) Delivering On Our Promises - Recent Events Management team internalized at no cost to shareholders Reaffirmed FFO & AFFO guidance of $0.790 to $0.820 per share (1) Prepaid $161M of high cost mortgage debt Tender closed on March 28, 2012 at $220M Upsized revolver to $330M and funded secured interim term loan of $200M (1) Estimates for FFO and AFFO are shown on an annualized basis for the 12 month period commencing April 1, 2012

June 2012 26 Operating Performance In Line with Projections (Three months ended March 31, 2012) Metric Result Funds from Operations • $25.6 million, or $0.144 per share, compared to $5.2 million, or $0.029 per share, in 2011 • Annualized $123.6 million, or $0.780 per share, excluding $100 million projected acquisitions previously included in earnings guidance Adjusted Funds from Operations • $25.7 million, or $0.144 per share, compared to $12.1 million, or $0.068 per share, in 2011 • Annualized $124.4 million, or $0.785 per share, excluding $100 million projected acquisitions, previously included in earnings guidance Total Revenue • $45.6 million, up 118% over 2011($182.4 million annualized ) Net Operating Income • $42.9 million, up 108% over 2011($171.1 million annualized) Net (Loss) to Common Shareholders • ($28.1) million, or ($6.0) million excluding costs of the listing, internalization of management and prepayment of debt Operating Expenses • $53.3 million, or $31.2 million excluding one - time items and acquisition related costs and including depreciation expense of $26.1 million (1) Annualized amounts generally reflect March 2012 operations on an annualized basis. Management believes this best reflect s t he Company’s operations as a self - administered publicly traded REIT.

# 2012 Earnings Guidance Summary (in 000's except per share data)

| | Quarter Ended March 31, 2012 (1) | | | Guidance Range (per share) (2) | |
|---|---|---|---|---|---|
| | Exclusive of Forecasted Acquisitions | | | Inclusive of Forecasted Acquisitions | |
| | Adjusted | Adjusted Annualized | Adjusted Annualized Per Share (3) | Low | High |
| **Net income (loss) attributable to ARCT** | $ 5,601 | $ 22,403 | **$ 0.141** | **$ 0.144** | **$ 0.174** |
| **Funds from operations** | | | | | |
| Add: Non-cash mark-to-market adjustments | (474) | (1,896) | -$ 0.012 | $ 0.000 | $ 0.000 |
| Add: Depreciation and amortization | 25,778 | 103,112 | $ 0.651 | $ 0.646 | $ 0.646 |
| Funds from operations | $ 30,905 | $ 123,619 | **$ 0.780** | **$ 0.790** | **$ 0.820** |
| **Adjusted funds from operations** | | | | | |
| Add: Acquisition expenses | 641 | 2,564 | $ 0.016 | $ 0.005 | $ 0.005 |
| Add: Amortization of above-market leases | (76) | (304) | -$ 0.002 | $ 0.000 | $ 0.000 |
| Add: Amortization of deferred financing costs | 948 | 3,792 | $ 0.024 | $ 0.018 | $ 0.018 |
| Less: Straight-line rent | (1,961) | (7,844) | -$ 0.049 | -$ 0.049 | -$ 0.049 |
| Add: Non-cash compensation | 640 | 2,560 | $ 0.016 | $ 0.022 | $ 0.022 |
| Adjusted funds from operations | $ 31,097 | $ 124,387 | **$ 0.785** | **$ 0.786** | **$ 0.816** |

ARCT
American Realty Capital Trust
ARCT / NASDAQ

(1) Includes adjustments for costs of Listing, Internalization and debt prepayments in addition to adjustments to normalize periodic expenses.
(2) For the twelve-month period commencing April 1, 2012 as provided in the Current Report on Form 8-K issued March 30, 2012.
(3) Based on 158,474,862 adjusted shares outstanding as of May 7, 2012 following the issuer tender offer completed April 4, 2012.

June 2012
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